Exhibit 23.3

Consent of Wright & Company, Inc.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8, No. 333-159882 (as amended, the “Registration Statement”), of information from our reserve report dated July 24, 2013 included in the Current Report on Form 8-K of Gastar Exploration Ltd. and Gastar Exploration USA, Inc., filed with the SEC on October 28, 2013, our report dated January 15, 2013, filed with the SEC on March 11, 2013, and all references to our firm included in or made as part of the Registration Statements.

Wright & Company, Inc.
TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright, P.E.
President

Brentwood, Tennessee

November 14, 2013